Exhibit 10.3
SHARE PURCHASE AGREEMENT
Dated this 12th Day of August 2009
by and among
BRIGHT UNISON LIMITED,
CENTRAL GLORY INVESTMENTS LIMITED,
PERFECT WISDOM INTERNATIONAL LIMITED,
EXCELLENT NEW LIMITED,
TIGER GLOBAL FIVE CHINA HOLDINGS
KTB CHINA OPTIMUM FUND
and
CERTAIN ADDITIONAL PARTIES NAMED HEREIN

SHARE PURCHASE AGREEMENT
TABLE OF CONTENTS

1.	PURCHASE AND SALE OF COMMON SHARES		3

	1.1	Sale of Common Shares; Purchase Price	3

	1.2	Closing	3

	1.3	Filing with the Registrar of the Companies of Cayman Islands	4

2.	CONDITIONS TO THE OBLIGATIONS OF TIGER AT CLOSING		4

	2.1	Completion of Due Diligence	4

	2.2	Material Adverse Effect	4

	2.3	Proceedings and Documents	4

	2.4	Authorizations	4

	2.5	Representations and Warranties	5

	2.6	Restated Articles	5

	2.7	Shareholders’ Agreement	5

	2.8	Opinion of Offshore Counsel	5

	2.9	Opinion of PRC Counsel	5

	2.10	Board of Directors	5

	2.11	Letters of Commitment and Non-competition	6

	2.12	Compliance Certificates	6

	2.13	Director Indemnification Agreement	6

	2.14	Management Rights Letter	6

	2.15	Key Persons’ Proprietary Information and Inventions Assignment Agreements	6

	2.16	Investment Committee Approval	6

	2.17	Registration of Equity Pledge	6

	2.18	WFOE Registered Address Alteration	6

	2.19	Removal of Contents from Website	7

	2.20	Assignment of Cooperation Agreement	7

	2.21	Execution of Power of Attorney	7

3.	CONDITIONS OF THE OBLIGATIONS OF THE COMPANY AT CLOSING		7

	3.1	Representations and Warranties	7

	3.2	Performance	7

	3.3	Qualifications	7

4.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS		8

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		8

6.	UNDERTAKINGS		8

	6.1	Ordinary Course of Business	8

	6.2	Employee Share Incentive Plan	8

	6.3	Exclusivity	9

	6.4	Notice of Certain Events	9

	6.5	Compliance	9

	6.6	Option for Follow-on Investments.	9

	6.7	Service Agreement	10

	6.9	Registration of Teaching Centres	11

	6.10	Amendment to Employment Contract and Teaching Agreement	11

	6.11	Foreigner Employment Permit	11

	6.12	Foreign Exchange Compliance	11

	6.13	Trademark Assignment to the WFOE or HK Company	11

	6.14	Social Insurance and Housing Fund Compliance	11

	6.15	Restructuring	11

	6.16	Insurance	12

	6.17	Consent of Sellers	12

	6.18	Audit of the Group Entities	12

	6.19	Amendment to Articles of Association	12

	6.20	R&D Employees Proprietary Information and Inventions Assignment Agreements	13

	6.21	Adjustment for Dilutive Issuances	13

	6.22	Tax Covenants	13

	6.23	Option for KTB’s Investment	15

7.	CURE OF BREACHES; INDEMNITY		15

8.	MISCELLANEOUS		16

	8.1	Survival of Warranties	16

	8.2	Confidentiality	16

	8.3	Transfer; Successors and Assigns	18

	8.4	Governing Law	18

	8.5	Counterparts; Facsimile	18

	8.6	Titles and Subtitles	18

	8.7	Notices	18

	8.8	No Finder’s Fees	18

	8.9	Fees and Expenses	19

	8.10	Attorney’s Fees	19

	8.11	Amendments and Waivers	19

	8.12	Severability	19

	8.13	Delays or Omissions	19

	8.14	Entire Agreement	20

	8.15	Dispute Resolution	20

	8.16	No Commitment for Additional Financing	21

8.17	Rights Cumulative	21

8.18	No Waiver	21

8.19	No Presumption	22

8.20	Third Party Beneficiaries	22

8.21	Termination of Agreement	22

8.22	Cross-Guarantees	23
Schedules

Schedule 1A	Schedule of the Sellers
Schedule 1B	Schedule of the Purchaser
Schedule 1C	Schedule of Founders
Schedule 2A	Schedule of Schools, Subsidiary Companies and Company Branches
Schedule 2B	Consent of Spouse
Schedule 3	Definitions
Schedule 4	Representations and Warranties of the Warrantors
Schedule 6	Representations and Warranties of the Purchaser
Schedule 7	Capitalization Table
Schedule 8	Notices

SHARE PURCHASE AGREEMENT
     This SHARE PURCHASE AGREEMENT (the “Agreement”) is made on August 12, 2009, by and among the Persons listed on Schedule 1A attached to this Agreement (each a “Seller” and together the “Sellers”), the individualsas listed on Schedule 1C attached to this Agreement (each a “Founder” and together the “Founders”), Xueersi International Education Group, a company organized under the laws of the Cayman Islands (the “Company”); TAL Group Limited (the “HK Company”), a company organized under the laws of Hong Kong; TAL Education Technology (Beijing) Co., Ltd. () (the “WFOE”), a wholly foreign-owned enterprise organized under the laws of the PRC; Beijing Xueersi Education Technology Co., Ltd. () (“Xueersi Education”), a company organized under the laws of the PRC; Beijing Xueersi Network Technology Co., Ltd. (), a company organized under the laws of the PRC (“Xueersi Technology”, together with Xueersi Education, the “Domestic Companies”) and the Persons listed on Schedule 1B attached to this Agreement (collectively but not individually, the “Purchaser”).
Each of the Sellers, the Company, the HK Company, the WFOE, each of the Domestic Companies and the Purchaser shall be referred to individually as a “Party” and collectively as the “Parties”.
For the purpose of his Agreement, Capitalized terms used herein, if not defined in the main text, shall have the meaning set forth in Schedule 3 attached hereto.
RECITALS
     WHEREAS, Tiger desires to purchase from the Sellers an aggregate of 21,875,000 Common Shares of the Company (the Common Shares to be sold and transferred to the Purchaser pursuant to this Agreement shall be referred herein as the “Shares”) and the Sellers desire to collective sell such Shares to Tiger pursuant to the terms and subject to the conditions of this Agreement;
     WHEREAS, as of the date hereof, the Company own beneficially and of record 100% of the shares in the HK Company;
     WHEREAS, as of the date hereof, the HK Company own beneficially and of record 100% of the equity in the WFOE;
     WHEREAS, as of the date hereof, the Founders own beneficially and of record 100% of the equity interests respectively in the Domestic Companies; and
     WHEREAS, as of the date hereof, the Domestic Companies own beneficially and of record, directly or indirectly, 100% of capital contribution of certain schools (the “Schools”) listed on Schedule 2A and 100% of equity of the subsidiary companies listed on Schedule 2A (the “Subsidiary Companies”), and wholly owned branches listed on Schedule 2A (the “Company Branches).
     WHEREAS, each of the Schools operates certain teaching centres to engage in the education and training activities in the PRC (“Teaching Centres”, together with the Schools, the

Subsidiary Companies and the Company Branches, the Company, the HK Company, the WFOE, the Domestic Companies, each a “Group Entity”, and collectively, the “Group Entities”).
     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	PURCHASE AND SALE OF COMMON SHARES.
1.1	Sale of Common Shares; Purchase Price.
Subject to the terms and conditions of this Agreement, Tiger hereby agrees to purchase at the Closing (as defined below) from each Seller and each Seller hereby agrees to sell and transfer to Tiger that number of Shares set forth opposite such Seller’s name on Schedule 1A, at a purchase price of US$1.60 per Share (the “Purchase Price”).
1.2	Closing.
(a)	Closing. The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, on a date specified by the Parties, or at such other time and place as the Sellers and Tiger mutually agree upon, which date shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to the Closing by Tiger set forth in Section 2 and Section 3 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (which time and place are designated as the “Closing”).
(1)	At the Closing, the Sellers shall cause the Company’s share register to be updated to reflect the Shares purchased by Tiger, and the Sellers shall deliver, or cause the Company to deliver a copy of such updated share register to Tiger, certified as a true and correct copy by the Company’s registered agent in the Cayman Islands.

(2)	At or prior to the Closing, each Seller shall deliver the original share certificates(s) representing the Common Shares held by such Seller (such share certificates to be cancelled and reissued to reflect the sale of Shares) together with executed copies of such transfer documents as may be required by the Company’s registered agent in the Cayman Islands to effectively transfer title to the Shares to Tiger.

(3)	At the Closing, Tiger shall wire transfer immediately available U.S. dollar funds representing that portion of the aggregate Purchase Price to which each Seller is entitled as set forth opposite such Seller’s name on Schedule 1A (less the pro rata portion of Tiger’s fees and expenses pursuant to Section 8.9 hereof) to an account designated by each such Seller; provided that each such Seller delivers wire transfer instructions to Tiger at least three (3) business days prior to the Closing.

(4)	At the Closing, the Company shall deliver to Tiger an updated copy of the Company’s register of directors, reflecting the addition of CHEN Xiaohong designated by Tiger to the Company’s board of directors, certified as a true and correct copy by the Company’s registered agent in the Cayman Islands.
(b)	Within five (5) Business Days after the Closing, the Seller shall cause the Company’s secretary to deliver to Tiger one or more certificates representing the Shares.
1.3	Filing with the Registrar of the Companies of Cayman Islands.

Within three (3) days after the Closing and upon the receipt of the respective Purchase Price by each and all the Sellers, the Sellers shall, serverally and jointly, cause the Company to file the Restated Articles, change to the updated Register of Directors, the resolutions of the members adopting the Restated Articles with the Registrar of the Companies of Cayman Islands.

2.	CONDITIONS TO THE OBLIGATIONS OF TIGER AT CLOSING.
The obligations of Tiger to purchase the Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by Tiger:
2.1	Completion of Due Diligence.

Tiger shall have satisfactorily completed its business, legal and financial due diligence review.
2.2	Material Adverse Effect.

Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Entity.
2.3	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to Tiger, and Tiger (or their legal counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates or analogous certificates in other jurisdictions. Each Seller and the Company shall have each performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such parties on or before the Closing.
2.4	Authorizations.

Each Seller shall have obtained any and all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation, the consent of such Seller’s spouse (if applicable) in the form attached hereto as Schedule 2B and any other authorizations, approvals, waivers or permits that are required in connection with the lawful sale or transfer of the Shares. Each Seller shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its shares or securities (including the waiver of holders of Series A Preferred Shares of its preemptive rights in their entirety), as applicable.
2.5	Representations and Warranties.

The representations and warranties of the Warrantors contained in Schedule 4 shall be true, complete and correct in all respects as of the Closing, except for (i) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct in all respects as of such particular date; and (ii) those disclosures as set out in the Disclosure Schedule.

2.6	Restated Articles.

The memorandum and articles of association of the Company shall have been amended as set forth in the form attached hereto as Exhibit A (the “Restated Articles”). Such Restated Articles shall have been duly adopted by all necessary actions of the Board of Directors and/or the members of the Company.

2.7	Shareholders’ Agreement.

Each Seller, the Company, the Purchaser, the HK Company, the Domestic Companies, the WFOE and the holder of Series A Preferred Shares shall have executed and delivered the Shareholders’ Agreement in the form attached hereto as Exhibit B-1.

2.8	Opinion of Offshore Counsel.

The Company and the Sellers shall have delivered to Tiger from Conyers Dill & Pearman, the Cayman Islands legal counsel to the Company, a legal opinion, dated as of the Closing, in a form and substance substantially in the form attached as Exhibit C to this Agreement.

2.9	Opinion of PRC Counsel.

Tiger shall have received from PRC legal counsel of the Company a legal opinion, dated as of the Closing, in a form and substance substantially in the form attached as Exhibit D to this Agreement.

2.10	Board of Directors.

As of the Closing, the authorized size of the Board of Directors of the Company shall be up to five(5) and the Board of Directors shall be comprised of the following members: ZHANG Bangxin, YEH Aieming Amy, CHEN Xiaohong, and the vacancies to be filled by directors jointly appointed by the Shareholders.
2.11	Letters of Commitment and Non-competition.

Each Seller shall have entered into a Letter of Commitment and Non-Compete in the form and substance attached hereto as Exhibit E-1.

2.12	Compliance Certificates.

Tiger shall have received (a) a certificate executed and delivered by the chief executive officer of the Company in the form attached hereto as Exhibit F-1, and (b) a certificate executed and delivered by each Seller in the form attached as Exhibit F-2.

2.13	Director Indemnification Agreement.

The Company shall have executed and delivered the Director Indemnification Agreement with respect to the Tiger nominated directors in the form and substance attached hereto as Exhibit G.

2.14	Management Rights Letter.

The Company shall have executed and delivered to Tiger a Management Rights Letter in the form attached hereto as Exhibit H.

2.15	Key Persons’ Proprietary Information and Inventions Assignment Agreements.

Each of the Key Persons of the Group Entities, the name of which are listed on Exhibit E-3 attached hereto, shall have entered into a confidentiality and proprietary information agreement with the WFOE in the form and substance attached hereto as Exhibit E-2, as an integral part of his/her employment agreement with the WFOE, that shall include provisions relating to the assignment of inventions, duty of non-solicitation and non-competition during and after termination of employment agreement.

2.16	Investment Committee Approval.

Tiger’s investment committee shall have approved the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

2.17	Registration of Equity Pledge.

The Company shall have registered the equity pledge agreement (included as part of the variable interest “control documents”) with the competent administration for industry and commerce pursuant to the Measures on Equity Pledge Registration effective as of October 1, 2008 and shall have provided the registration approval for the examination of Tiger.

2.18	WFOE Registered Address Alteration.

The WFOE’s registered address alteration from the 2nd Floor, No.1 Suzhou Street, Haidian District, Beijing to Room 1702-1703, Lantian Hesheng Plaza, No. 32,

Zhongguancun St., Haidian District, Beijing () shall have been duly registered with Beijing Administration for Industry and Commerce, and as a result of such alteration, there is not any education or training activities being conducted on the leased premise of the WFOE.
2.19	Removal of Contents from Website.

All textbooks and audio materials displayed on the Company’s website (www.eduu.com) that is known to infringe upon the intellectual properties of a third party shall be removed from the website in its entirety, it being understood that known offending content posted by third party users on the Company’s bulletin board system (BBS) after that day which is three days prior to the Closing may not have been removed at Closing but shall be timely addressed by the Company following the Closing through regular monitoring.

2.20	Assignment of Cooperation Agreement.

The rights and obligations of Haidian School under the Cooperation Agreement entered into by and between Haidian School and Audio-Video Publishing House of Beijing Normal University of Education in connection with the publishing of certain textbooks on May 12, 2008 shall have been assigned to Xueersi Network or terminated in accordance with an agreement duly signed by relevant parties.

2.21	Execution of Power of Attorney.

The shareholders of the Domestic Companies shall have entered into a power of attorney with the WFOE in a form and substance acceptable to Tiger, pursuant to which, the shareholders of the Domestic Companies shall have authorized the WFOE to exercise their rights as shareholders of the Domestic Companies.

3.	CONDITIONS OF THE OBLIGATIONS OF THE COMPANY AT CLOSING.
The obligations of each Seller to sell the Shares to Tiger at the Closing are subject to the fulfillment by Tiger, on or before the Closing, of each of the following conditions, unless otherwise waived by writing:
3.1	Representations and Warranties.

The representations and warranties of the Purchaser contained in Schedule 6 shall be true, complete and correct in all material respects as of the Closing.

3.2	Performance.

The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

3.3	Qualifications.

All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

4.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.
The Warrantors hereby, jointly and severally, represent and warrant to the Purchaser that the statements contained in Schedule 4 attached hereto are true, correct and complete with respect to (i) each Warrantor, on and as of the Execution Date, and (ii) each Warrantor, on and as of the date of the Closing (with the same effect as if made on and as of the date of the Closing), except as set forth on the Disclosure Schedule attached hereto as Schedule 5 (the “Disclosure Schedule”), which exceptions shall be deemed to be representations and warranties as if made hereunder.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.
The Purchaser represents and warrants to the Sellers that the statements contained in Schedule 6 attached hereto are true, correct and complete with respect to the Purchaser as of the Closing.

6.	UNDERTAKINGS.
6.1	Ordinary Course of Business.

From the Execution Date until the earlier of the Termination Date or the Closing, the Founders, the Sellers and the Company, jointly and severally, shall cause each Group Entity to be conducted in the ordinary course of business and shall use its commercially reasonable efforts to maintain the present character and quality of the business, including without limitation, its present operations, physical facilities, working conditions, goodwill and relationships with lessors, licensors, suppliers, customers, employees and independent contractors. Commencing with the execution and delivery of this Agreement and continuing until the earlier of the Termination Date or the Closing, no Group Entity may take any of the actions specified in Section 5.2 of the Shareholders Agreement without written consent of Tiger.
6.2	Employee Share Incentive Plan.
(a)	In the event that the Company adopts a share option or an employee share incentive plan to selected officers, directors, employees and consultants of the Company (a “Share Plan”) at any time after Closing, such Share Plan shall be subject to the following conditions: (i) option grants shall be at a minimum exercise price per share of no less than the Purchase Price (as appropriately adjusted for stock dividends, stock splits, reverse stock splits and the like), (ii) Zhang Bangxin and Cao Yundong shall not be entitled to receive any option grants, restricted stock grants or other equity incentives from the Company under a Share Plan or otherwise, and (iii) without the written consent of Tiger, the total number of options reserved or issued under the Share Plan shall not be more than 8% of the then effective capitalization of the Company. Notwithstanding the foregoing, the

Company may grant 2% of the total options reserved under the Share Plan at an exercise price per share that is less than the Purchase Price.

(b)	The Company and the Sellers shall use, and shall cause the WFOE and the Domestic Company to use, their best efforts to obtain (or cause the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary to adopt the Share Plan in compliance with the Laws of the PRC, and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.
6.3	Exclusivity.

From the Execution Date until the earlier of the Termination Date or the Closing, each Warrantor agrees not to (i) discuss the sale of any equity securities or any other instruments convertible into the equity securities of any Group Entity with any third party, or (ii) to provide any information with respect to any Group Entity to a third party in connection with a potential investment by such third party in any equity securities or any other instruments convertible into the equity securities of such Group Entity, or (iii) to close any financing transaction of any equity securities or any other instruments convertible into the equity securities of any Group Entity with any third party (the “Exclusivity Period”).

6.4	Notice of Certain Events.

If, at any time before the Closing, any Warrantor becomes aware of any material fact or event which: (i) is in any way inconsistent with any of the representations and warranties in this Agreement; (ii) suggests that any fact warranted hereunder may not be as warranted or may be misleading; or (iii) might affect the willingness of a prudent investor to purchase the Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Shares; then the Warrantors shall immediately notify the Purchaser in writing, describing the fact or event in reasonable detail.

6.5	Compliance.

The Company and each Group Entity, and each of the Sellers shall take necessary steps to ensure that the Company and each Group Entity, shall comply with all applicable laws and regulations, including without limitation compliance with all contributions required to be made under the PRC social insurance and housing schemes.

6.6	Option for Follow-on Investments.
(a)	The Company and each of the Sellers, jointly and severally, grant an option to Tiger to acquire such additional securities of the Company, prior to the Company’s IPO to enable Tiger to increase its equity in the Company to 25% (on fully-diluted basis) at a fair market value (which shall not in any event fall below the par value of the shares of the Company where the Company is issuing new shares of the Company) to be determined by the Company or selling party(ies), as the case may be.

(b)	Notwithstanding the above, in the event that the foregoing option is exercised by way of share transfer by any Seller to Tiger (“Transfer of Secondary Shares”), each of Tiger and KTB (or KTB/UCI China Ventures II Limited substituting KTB) may purchase its respective pro rata portion of the shares offered by any such Seller by following the procedures provided in Section 11.1(b)(i) through (iv) of the Shareholders’ Agreement.

To avoid doubt, set forth below are the formula for calculating the number of shares each of Tiger and KTB:
(i)	Number of shares that KTB is entitled to purchase = [X / (X+Y)] × selling shares offered by any of the Sellers

(ii)	Number of shares that Tiger is entitled to purchase = [Y / (X+Y)] × selling shares offered by any of the Sellers
X = number of shares then held by KTB and KTB/UCI China Ventures II Limited in the Company

Y = number of shares then held by Tiger in the Company

Further, the Parties understand that in the event of the Transfer of Secondary Shares, each of the Seller/Sellers, who do not elect or is/are not required to sell shares to Tiger, shall waive, pursuant to Section 11.1 (b) of the Shareholders’ Agreement,their respective rights of first refusal that they would otherwise have under Section 11 of the Shareholders’ Agreement and Section 9 of Schedule A of the Restated Articles.
6.7	Service Agreement.

As soon as practicable and in any event prior to the IPO, (i) the Sellers and the Company shall, jointly and severally, cause Xueersi Education and the Schools within the Group Entity to enter into the service agreements, pursuant to which, the Company Branches under Xueersi Education will provide administrative services including without limitation to student enrolment and tuition collection services to the Training Centres opened by the School; (ii) the Seller and the Company shall jointly and severally cause each of the Schools (other than Haidian School) within the Group Entities to enter into a set of service agreements with the WFOE including technical support and technical service agreement, education material research and development agreement, education software license agreement, and etc.

6.8	Filing for Incorporation of Tianjin Subsidiary.

As soon as practicable following the Closing, the Company shall file the documents required for the incorporation of subsidiary in Tianjin by Xueersi Education to Tianjin Administration for Industry and Commerce and shall have provided the relevant filing documents to Tiger.

6.9	Registration of Teaching Centres.

As soon as practicable following the Closing and in any event prior to the IPO of the Company, the Sellers and the Company shall use its best efforts to have substantial all of the Teaching Centres operated by the Schools registered with the competent district education commission.

6.10	Amendment to Employment Contract and Teaching Agreement.

As soon as practicable following the Closing, the Domestic Companies shall use commercially reasonable effort to amend, and shall cause the Schools to amend the labor contracts entered into by and between the relevant Group Entities and all the employees in the Group Entities to make them not in violation of the PRC Labor Contract Law.

6.11	Foreigner Employment Permit.

As soon as practicable following the Closing, the Sellers and the Company shall use its best efforts to apply for Foreigner Employment Certificate () from Shanghai Human Resource and Social Security Protection Bureau () for the employees of foreign nationality of the Group Entities.

6.12	Foreign Exchange Compliance.

Each Seller of the Company shall update its registration with the Beijing Branch of the State Foreign Exchange Administration in accordance with the requirements of Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles and any successor rules or regulations under Laws of the PRC within thirty (30) Business Days following the Closing.

6.13	Trademark Assignment to the WFOE or HK Company.

Within two (2) years following the Closing, the Domestic Companies and the Sellers (as the case may be) have entered into a trademark assignment agreement with the WFOE or the HK Company, pursuant to which certain trademarks shall be assigned to the WFOE or the HK Company other than those trademarks that are necessary for the operation of value added telecommunication business via the website of the Company using the domain name “eduu.com”. The foregoing trademark assignment shall be conducted based on the opinion of the tax advisor acceptable to Tiger.

6.14	Social Insurance and Housing Fund Compliance.

Prior to the IPO of the Company, the Domestic Companies shall duly pay, and shall cause the Schools to duly pay, for the social insurance and housing fund in full compliance with the Laws of the PRC.

6.15	Restructuring.
(a)	Xueersi Education shall set up a subsidiary in Tianjin, which shall be the capital contributor of the schools to be established in Tianjin. Following the completion of the foregoing restructuring, (i) the schools in Tianjin shall continue the education and training activities originally conducted by Xueersi Education Tianjin Branch, and (ii) Xueersi Education Tianjin Branch shall cease to conduct any education and training activities and shall be converted into a service branch supporting the administration of schools in Tianjin.

(b)	For the purpose of avoiding any potential negative tax consequences that the current structure may impose on Tiger, the Sellers and the Company agree to undertake any restructuring of the Group Entities reasonably requested by Tiger.
6.16	Insurance.

Within six (6) months following the Closing, the Company shall have purchased from financially sound and reputable insurers (i) director’s and officer’s liability insurance, and (ii) property and casualty insurance, in each case upon terms acceptable to Tiger, and will use best efforts to cause such insurance policies to be maintained until such time as Tiger determines that such insurance should be discontinued.

6.17	Consent of Sellers.

The Parties understand that Xueersi Network entered into two share purchase agreements both dated June 19, 2008 in connection with its acquisition of Hubei Qianjiang School and Wuhan Jianghan School, respectively, from the relevant original sponsors of the two schools (the “School Purchase Agreements”). In the event that the original sponsors require Xueersi Network to settle the unpaid consideration, when it is due, in the form of equity interest in the Company when listed pursuant to the School Purchase Agreements, the Sellers agree jointly and severally that they shall take such actions, or cause such actions to be taken as necessary to (i) assume and discharge in full Xueersi Network’s obligations under the School Purchase Agreement with respect to the settlement of the unpaid consideration thereunder; and (ii) avoid Tiger’s equity interests in the Company being in any way diluted by such settlement.

6.18	Audit of the Group Entities.

The Sellers and the Company shall jointly and severally cause the Group Entities be audited by one of the Big 4 accounting firms (i.e., PricewaterhouseCoopers, KPMG, Deloitte & Touche or Ernst & Young) at a certain time following the Closing that is acceptable to Tiger.

6.19	Amendment to Articles of Association.

As soon as practicable and in any event prior to the IPO of the Company, the Articles of Association of Wuhan Jianghan School and Hubei Jianli School shall have been amended to include provisions setting forth a reasonable return on investment to the capital contributors in accordance with the PRC Non-state Education Promotional Law () and its implementing rules.

6.20	R&D Employees Proprietary Information and Inventions Assignment Agreements.

Within three (3) months following the Closing, each of employees engaged in research and development of software and teaching materials for the Group Entities shall have entered into a confidentiality and proprietary information agreement with his/her respective employer within the Group Entities, in the form and substance attached hereto as Exhibit E-2, as an integral part of his/her employment agreement with such employer, that shall include provisions relating to the assignment of inventions, duty of non-solicitation and non-competition after termination of employment agreement.

6.21	Adjustment for Dilutive Issuances.

If, after the Closing, the Company issues additional equity securities for a per share consideration (the “Future Issuance Price”) less than the Purchase Price (as appropriately adjusted for stock splits, stock dividends and the like), then in such event, immediately prior to such issuance, each of the Sellers shall transfer such additional shares (on a post-split or post-stock dividend basis, if applicable) to Tiger in accordance with the following formula hereunder:

Additional Shares = (X/Future Issuance Price) – (X/Purchase Price) X = amount of consideration received by such Seller for selling Shares to Tiger.

6.22	Tax Covenants.
(a)	In the event that the Company is determined by counsel or accountants for the Purchaser to be a CFC with respect to the shares held by the Purchaser, the Company agrees (a) to use commercially reasonable efforts to avoid generating Subpart F Income (as defined in Section 952 of the Code) (“Subpart F Income”) and (b) to the extent permitted by law, to annually make dividend distributions to the Purchaser in an amount equal to 50% of any income deemed distributed to the Purchaser that would have been deemed distributed to the Purchaser pursuant to Section 951(a) of the Code had the Purchaser been a “United States person” as such term is defined in Section 7701(a)(30) of the Code (or such lesser amount determined by the Purchaser in its sole discretion). No later than 45 days following the end of each Company taxable year, the Company shall provide the following information to the Purchaser: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide the Purchaser with access to such other Company information as may be required by the Purchaser to determine the Company’s status as a CFC and to determine whether the Purchaser or any of the Purchaser’s Partners is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income tax return, or to allow the Purchaser or such Purchaser’s Partners to otherwise comply with applicable United States federal income tax laws. For purposes of this Section 6.21, (i) the term “Purchaser’s Partners” shall mean each of the Purchaser’s shareholders, partners, members or other equity holders and any direct or indirect equity owners of such entities and (ii) the “Company” shall mean the Company and any of its subsidiaries.

(b)	The Company shall engage a Big 4 accounting firm (i.e., PricewaterhouseCoopers, KPMG, Deloitte & Touche or Ernst & Young) to determine the Company’s status as a PFIC on an annual basis and shall report such status to the Purchaser on or prior to February 15 of each calendar year and further provide a copy of the written certification from its accounting firm regarding such status. In addition, to ensure that the Purchaser’s Partners have sufficient information to make a “Qualified Electing Fund” election or file a “Protective Statement” pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to the Purchaser in the form provided in the attached PFIC Exhibit in Exhibit I (or in such other form as may be required to reflect changes in applicable law) as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than 45 days following the end of each such taxable year), and shall provide the Purchaser with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that an Purchaser’s Partner has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code, the Company agrees to make a dividend distribution to the Purchaser (no later than 45 days following the end of the Company’s taxable year or, if later, 45 days after the Company is informed by the Purchaser that the Purchaser’s Partner has been required to recognize such an income inclusion) in an amount equal to 50% of the amount that would be included by the Purchaser if the Purchaser were a “United States person” as such term is defined in Section 7701(a)(30) of the Code and had the Purchaser made a valid and timely “Qualified Electing Fund” election which was applicable to such taxable year.

(c)	The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as corporation for United States federal income tax purposes.

(d)	The Company shall make due inquiry with its tax advisors (and shall cooperate with the Purchaser’s tax advisor’s with respect to such inquiry) on at least an annual basis regarding whether the Purchaser’s or any Purchaser’s Partner’s direct or indirect interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform the Purchaser of the results of such determination), and in the event that the Purchaser’s or any Purchaser’s Partner’s direct or indirect interest in Company is determined by the Company’s tax advisors or the Purchaser’s tax advisors to be subject to the reporting requirements of either or both of Sections 6038 and 6038B, the Company agrees, upon a request from the Purchaser, to provide such information as may be necessary to fulfill the Purchaser’s or the Purchaser’s Partner’s obligations thereunder.

(e)	The Parties acknowledge that neither the Group Entities nor the Purchaser be responsible in any way for any taxes or any withholdings related to the transactions contemplated in this agreement.
6.23	Option for KTB’s Investment.

Each of the Sellers, jointly and severally, grants an option to KTB to acquire such number of Shares set forth opposite such Seller’s name on Schedule 1A and in the column of “Number of Common Shares to be Sold to KTB”, on a date no later than September 4, 2009, at the Purchase Price for an aggregate purchase price of no more than US$5,000,000. The obligations of KTB to exercise such option are subject to the fulfilment, of each of the following conditions, unless otherwise waived in writing by KTB:
(a)	Opinion of Offshore Counsel.

The Company and the Sellers shall have delivered to KTB from Conyers Dill & Pearman, the Cayman Islands legal counsel to the Company, a legal opinion, dated as of the Closing by Tiger, in a form and substance substantially in the form attached as Exhibit C to this Agreement.

(b)	Opinion of PRC Counsel.

KTB shall have received from PRC legal counsel of the Company a legal opinion, dated as of the Closing by Tiger, in a form and substance substantially in the form attached as Exhibit D to this Agreement.

(c)	Delivery to KTB of all the documents as set forth in Section 1.2(a)(1) and 1.2(a)(2) hereof as applicable mutatis mutandis to KTB.

The Existing Shareholders (as defined in the Assumption Agreement) of the Company hereby authorize, either by way of signing this Agreement or pursuant to Section 16.11 of the Shareholders’ Agreement, the Company, on behalf of itself and as agent for the Existing Shareholders of the Company, to enter into the Assumption Agreement with KTB in the form attached as Exhibit B-2 of this Agreement, when KTB exercises its option of investment provided hereunder.

7.	CURE OF BREACHES; INDEMNITY.
7.1	In the event of:
(a)	any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors or the Purchaser contained herein or any of the other Transaction Documents; and

(b)	any breach or violation of any covenant or agreement contained herein or any of the other Transaction Documents attributable to the Warrantors or the Purchaser;

(each of (a) and (b), a “Breach”), then (i) if the Breach is on the part of the Warrantors, the Sellers shall, jointly and severally, cause the Company or cause the other Warrantors, as the case may be, to, cure such Breach (to the extent that such Breach is curable); and (ii) if the Breach is on the part of the Purchaser, the Purchaser shall cure such Breach (to the extent that such Breach in curable).
7.2	Each Seller and the Founder holding such Seller shall, severally and not jointly, indemnify and keep indemnified the Group Companies, the Purchaser and the Purchaser’s Affiliates, limited partners, members, stockholders, employees, agents and representatives (the “Indemnitees”) at all times and hold the Indemnitees harmless against any and all losses, liabilities, damages, liens, claims, obligations, penalties, settlements, deficiencies, costs expenses, diminution in value and lost opportunities paid, suffered, sustained or incurred by the Indemnitees including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, assessment, contesting of, any claim, settlement of any claim or any legal proceedings (each, an “Indemnifiable Loss”), resulting from, or arising out of, or due to, directly or indirectly, (A) any claim that such Seller and/or Founder has failed to (x) properly make any tax filing or report the proceeds of the transactions contemplated by this Agreement in accordance with applicable law and/or (y) pay any applicable taxes related to the income or gain derived by such Seller and/or Founder in the transactions contemplated by this Agreement in accordance with applicable laws and regulations or (B) any claim that any Group Company and/or the Purchaser is responsible for any taxes or withholdings for the transactions contemplated by this Agreement.

7.3	Notwithstanding any other provision contained herein, absent fraud, gross negligence or willful misconduct by any of the Warrantors, this Section 7 shall be the sole and exclusive remedy of the Indemnitees for any claim against the Warrantors for any Breach.

8.	MISCELLANEOUS.
8.1	Survival of Warranties.

Unless otherwise set forth in this Agreement, the representations and warranties of the Warrantors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Sellers.

8.2	Confidentiality.
(a)	Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except as permitted in accordance with the provisions set forth below.

(b)	Permitted Disclosures. Notwithstanding the foregoing, the Sellers and Company may disclose (i) the existence of the investment to its bona fide prospective

Purchaser, employees, Directors, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by the Purchaser; and (ii) the transaction terms to its current shareholders, employees, Directors, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8.2, or to any person or entity to which disclosure is approved in writing by the Purchaser. The Purchaser may disclose (x) the existence of the investment and the Transaction Terms to any Affiliate, partner, limited partner, former partner, potential partner or potential limited partner of the Purchaser or other related third parties and (y) the fact of the investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.2(c) below.
(c)	Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Transaction Terms, such party (the “Disclosing Party”) shall provide the other parties with prompt written notice of that fact and shall consult with the other parties regarding such disclosure. At the request of another party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)	Other Exceptions. Notwithstanding any other provision of this Section 8.2, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

(e)	Press Releases, Etc. No announcements regarding the Purchaser’s investment in the Company may be made by any party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Purchaser and the Company, provided, that any such announcement made by any partner, limited partner, bona fide potential partner or bona fide potential limited partner of the Purchaser shall not be subject to the consent of the Company or the Sellers. Further, the Company and the Sellers shall not use the Purchaser’s name and logo in any manner, context or format (including references or links to websites, press releases, etc,) without obtaining the approval from the Purchaser in writing.

(f)	Other Information. The provisions of this Section 8.2 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.
8.3	Transfer; Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.4	Governing Law.

This Agreement shall be governed by and construed in accordance with the Law of the State of New York as to matters within the scope thereof, without regard to its principles of conflicts of laws.

8.5	Counterparts; Facsimile.

This Agreement may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6	Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7	Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature pages, Schedule 1 or Schedule 2, as the case may be, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7.

8.8	No Finder’s Fees.

Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company and the Sellers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company and the Sellers agree to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.9	Fees and Expenses.

Each Seller shall each pay all of his or its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. The Sellers shall pay all reasonable costs and expenses incurred or to be incurred by the Purchaser on a pro rata basis based on the relative number of Shares sold hereunder, including all reasonable costs and expenses in conducting due diligence investigations on the Group Entities and in preparing, negotiating and executing all documentation, including all reasonable fees and expenses of any outside legal counsel, as well as all costs and expenses related to the financial due diligence review of the Group Entities, up to a maximum aggregate amount of US$150,000 for Tiger and up to a maximum aggregate amount of RMB150,000 for KTB, which shall be deducted from the aggregate Purchase Price paid by Tiger and KTB respectively to each Seller at each Closing.

8.10	Attorney’s Fees.

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.11	Amendments and Waivers.

Any term of this Agreement may be amended, terminated or waived only with the written consent of the Seller, the holders of a majority-in-interest among the Purchaser. Any amendment or waiver effected in accordance with this Section 8.11 shall be binding upon the Company, the Sellers, the Purchaser, and each transferee of the Shares and each future holder of all such securities.

8.12	Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.13	Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
8.14	Entire Agreement.

This Agreement (including the Schedules and Exhibits hereto), the Restated Articles and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.15	Dispute Resolution.
(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.15, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.15 shall prevail.

(d)	The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of New York and shall not apply any other substantive law.

(e)	Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(f)	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g)	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
8.16	No Commitment for Additional Financing.

The Company and the Sellers acknowledge and agree that the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no oral statements made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.17	Rights Cumulative.

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.18	No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
8.19	No Presumption.

The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

8.20	Third Party Beneficiaries.

Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Section 7 of this Agreement as if it were a Party hereto.

8.21	Termination of Agreement.
(a)	This Agreement may be terminated before the Closing as follows:
(1)	at the election of the Purchaser on or after October 31, 2009, if the Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Seller and the Purchaser, provided that: (i) the Purchaser are not in material default of any of their obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 8.22(a) shall not be available to the Purchaser if their breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly in, the failure of the Closing to be consummated by October 31, 2009;

(2)	by mutual written consent of the Sellers and the Purchaser as evidenced in writing signed by each of the Sellers and the Purchaser;

(3)	by the Purchaser in the event of any breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by any Warrantor that is not cured or curable within thirty (30) Business Days of written notice;

(4)	by the Purchaser if any event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Entity; or

(5)	by the Sellers jointly in the event of any breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Purchaser with respect to such Purchaser that is not cured or curable within thirty (30) Business Days of written notice.
(b)	Effect of Termination. The date of termination of this Agreement pursuant to Section 8.21(a) hereof shall be referred to as “Termination Date”. In the event of termination by the Sellers and/or the Purchaser pursuant to Section 8.21(a) hereof, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned and rescinded, without further action by the Parties hereto. Each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Sellers or the Purchaser; provided that no such termination shall relieve any party hereto from liability for any breach of this Agreement. The provisions of this Section 8.21, Section 7, Section 8.1, Section 8.2, Section 8.9 and Section 8.15, hereof shall survive any termination of this Agreement.
8.22	Cross-Guarantees.

Each of Zhang Bangxin, Cao Yundong, LIU Yachao and BAI Yunfeng shall unconditionally guarantees the performance of BRIGHT UNISON LIMITED, CENTRAL GLORY INVESTMENTS LIMITED, PERFECT WISDOM INTERNATIONAL LIMITED and EXCELLENT NEW LIMITED respectively under this Agreement and vice versa, each of BRIGHT UNISON LIMITED, CENTRAL GLORY INVESTMENTS LIMITED, PERFECT WISDOM INTERNATIONAL LIMITED and EXCELLENT NEW LIMITED shall unconditionally guarantees the performance of Zhang Bangxin, Cao Yundong, LIU Yachao and BAI Yunfeng respectively under this Agreement.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

SELLERS	BRIGHT UNISON LIMITED

By: /s/ Bangxin Zhang
Name: ZHANG Bangxin ()

CENTRAL GLORY INVESTMENTS LIMITED

By: /s/ Yundong Cao
Name: CAO Yundong ()

PERFECT WISDOM INTERNATIONAL LIMITED

By: /s/ Yachao Liu
Name: LIU Yachao ()

EXCELLENT NEW LIMITED

By: /s/ Yunfeng Bai
Name: BAI Yunfeng ()
SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

FOUNDERS	ZHANG Bangxin ()

	By:	/s/ Bangxin Zhang

Name: ZHANG Bangxin

CAO YUNDONG ()

	By:	/s/ Yundong Cao

Name: CAO Yundong

LIU Yachao ()

	By:	/s/ Yachao Liu

Name: LIU Yachao

BAI YUNFENG ()

	By:	/s/ Yunfeng Bai

Name: BAI Yunfeng
SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

COMPANY:	XUEERSI INTERNATIONAL EDUCATION GROUP

	By:	/s/ Bangxin Zhang

Name: ZHANG Bangxin
Title: Director

HK COMPANY:	TAL GROUP LIMITED

	By:	/s/ Bangxin Zhang

Name: ZHANG Bangxin
Title: Director

WFOE:	TAL EDUCATION TECHNOLOGY (BEIJING) CO., LTD.

	By:	/s/ Bangxin Zhang

Name: ZHANG Bangxin
Title: Legal Representative

Affix Seal:
SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

DOMESTIC COMPANIES	BEIJING XUEERSI EDUCATION TECHNOLOGY CO., LTD.

	By:	/s/ Yachao Liu

Name: LIU Yachao
Title: Legal Representative

Affix Seal:

BEIJING XUEERSI NETWORK TECHNOLOGY CO., LTD.

	By:	/s/ Yachao Liu

Name: LIU Yachao
Title: Legal Representative

Affix Seal:
SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

PURCHASER:	Tiger Global Five China Holdings

	By:	/s/ Authorized Signatory

Name:
Title:
SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

PURCHASER:	KTB CHINA OPTIMUM FUND

	By:	/s/ Authorized Signatory

Name:
Title: Legal Representative
SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

SCHEDULE 1A
SCHEDULE OF SELLERS

		Number of		Number of
	Number of Common	Common Shares	Consideration	Common	Consideration
	Shares Held Prior to	to be Sold to	Paid by Tiger	Shares to be	Paid by KTB
Name	Closing	Tiger	(US$)	Sold to KTB	(US$)
BRIGHT UNISON LIMITED	67,800,000	5,000,000	8,000,000	250,000	400,000

CENTRAL GLORY	31,200,000	10,087,500	16,140,000	812,500	1,300,000
INVESTMENTS LIMITED
PERFECT WISDOM INTERNATIONAL LIMITED	12,000,000	3,875,000	6,200,000	812,500	1,300,000
EXCELLENT NEW LIMITED	9,000,000	2,912,500	4,660,000	1,250,000	2,000,000

Total	120,000,000	21,875,000	35,000,000	3,125,000	5,000,000

SCHEDULE 1B
SCHEDULE OF PURCHASER

Purchaser	Number of Shares	Consideration
Tiger Global Five China Holdings	21,875,000	US$35,000,000

[KTB CHINA OPTIMUM FUND]	3,125,000	US$5,000,000
Total	25,000,000	US$40,000,000

SCHEDULE 1B
1

SCHEDULE 1C
SCHEDULE OF FOUNDERS

Name	Identity Card
ZHANG Bangxin ()	3211 8219 8010 0129 13

CAO Yundong ()	3728 3119 7910 2056 18

LIU Yachao ()	2111 0319 8110 1521 38

BAI Yunfeng ()	3605 2119 8109 2400 73

SCHEDULE 1C
1

SCHEDULE 2A
SCHEDULE OF SCHOOLS

	Definitions	Full Name of the Schools
1.	Beijing Haidian School	Beijing Haidian Xueersi Training School ()

2.	Beijing Dongcheng School	Beijing Dongcheng Xueersi Training School ()

3.	Beijing Xicheng School	Beijing Xicheng Xueersi Training School ()

4.	Shanghai Changning School	Shanghai Changning Lejiale Training School ()

5.	Shanghai Minhang School	Shanghai Minhang Lejiale Training School ()

6.	Wuhan Jianghan School	Wuhan Jianghan Small New Star English Training School ()

7.	Hubei Jianli School	Hubei Jianli Harvard English School ()

8.	Hubei Qianjiang School	Hubei Qianjiang Small Harvard English Training School ()
SCHEDULE OF SUBSIDIARY COMPANIES

	Definitions	Full Name of Subsidiary Companies
1.	Beijing Zhikang	Beijing Zhikang Cultural Co., Ltd. ()

2.	Shanghai Lehai	Shanghai Lehai Information Technology Co., Ltd. ()
SCHEDULE OF COMPANY BRANCHES

	Definitions	Full Name of Company Branches
1.	Xueersi Education No. 2 Branch	No. 2 Branch of Xueersi Education Technology Co., Ltd. ()

2.	Xueersi Education No. 3 Branch	No. 3 Branch of Xueersi Education Technology Co., Ltd. ()

3.	Xueersi Education Haidian No. 4 Branch	Haidian No. 4 Branch of Xueersi Education Technology Co., Ltd. ()

SCHEDULE 2A
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	Definitions	Full Name of Company Branches
4.	Xueersi Education No. 5 Branch	No. 5 Branch of Xueersi Education Technology Co., Ltd. ()

5.	Xueersi Education Haidian No. 6 Branch	Haidian No. 7 Branch of Xueersi Education Technology Co., Ltd. ()

6.	Xueersi Education Haidian No. 7 Branch	Haidian No. 7 Branch of Xueersi Education Technology Co., Ltd. ()

7.	Xueersi Education Haidian No. 8 Branch	Haidian No. 7 Branch of Xueersi Education Technology Co., Ltd. ()

8.	Xueersi Education Haidian No. 9 Branch	Haidian No. 7 Branch of Xueersi Education Technology Co., Ltd. ()

9.	Xueersi Education Haidian No. 10 Branch	Haidian No. 7 Branch of Xueersi Education Technology Co., Ltd. ()

10.	Xueersi Education Haidian No. 11 Branch	Haidian No. 7 Branch of Xueersi Education Technology Co., Ltd. ()

11.	Xueersi Education Chaoyang No. 1 Branch	Chaoyang No. 1 Branch of Xueersi Education Technology Co., Ltd. ()

12.	Xueersi Education Chaoyang No. 2 Branch	Chaoyang No. 2 Branch of Xueersi Education Technology Co., Ltd. ()

13.	Xueersi Education Chaoyang No. 3 Branch	Chaoyang No. 2 Branch of Xueersi Education Technology Co., Ltd. ()

14.	Xueersi Education Chaoyang No. 4 Branch	Chaoyang No. 4 Branch of Xueersi Education Technology Co., Ltd. ()

15.	Xueersi Education Chaoyang No. 5 Branch	Chaoyang No. 5 Branch of Xueersi Education Technology Co., Ltd. ()

16.	Xueersi Education Chaoyang No. 6 Branch	Chaoyang No. 5 Branch of Xueersi Education Technology Co., Ltd. ()

17.	Xueersi Education Shijingshan Branch	Shijingshan Branch of Xueersi Education Technology Co., Ltd. ()

18.	Xueersi Education Fangzhuang Branch	Fangzhuang Branch of Xueersi Education Technology Co., Ltd. ()

19.	Xueersi Education Dengshikou Branch	Fangzhuang Branch of Xueersi Education Technology Co., Ltd. ()

20.	Xueersi Education Dongcheng Branch	Dongcheng Branch of Xueersi Education Technology Co., Ltd. ()

SCHEDULE 2A
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	Definitions	Full Name of Company Branches
21.	Xueersi Education Pinganli Branch	Pinganli Branch of Xueersi Education Technology Co., Ltd. ()

22.	Xueersi Education Fuchengmen Branch	Fuchengmen Branch of Xueersi Education Technology Co., Ltd. ()

23.	Xueersi Education Zhichunlu Branch	Fuchengmen Branch of Xueersi Education Technology Co., Ltd. ()

24.	Xueersi Education Fengtai No. Branch	Fuchengmen Branch of Xueersi Education Technology Co., Ltd. ()

25.	Xueersi Education Tianjin Branch	Tianjin Branch of Xueersi Education Technology Co., Ltd. ()

SCHEDULE 2A
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SCHEDULE 2B
CONSENT OF SPOUSE
     I, [          ], spouse of                     , have read and approve the Share Purchase Agreement (the “Agreement”), dated August 12, 2009, by and among the Sellers listed on Schedule 1 (the “Sellers”), the Founders, the Purchaser listed on Schedule 1B, the Company, TAL Group Limited, a company organized and existing under the Laws of Hong Kong, Beijing Xueersi Education Technology Co., Ltd. () (“Xueersi Education”) and Beijing Xueersi Network Technology Co., Ltd. (), companies organized and existing under the Laws of the PRC, and TAL Education Technology (Beijing) Co., Ltd. (), a wholly foreign owned enterprise organized and existing under the Laws of the PRC, and certain other parties. In consideration of granting of the right to my spouse to sell Common Shares of the Company, as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.
     I further acknowledge that I am executing this Spousal Consent voluntarily.

Name: [ ] Date: [ ]

SCHEDULE 2B
1

SCHEDULE 3
DEFINITIONS
1.	“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

2.	“Agreement” has the meaning ascribed to it in the Preamble to this Agreement.

3.	“Beneficial Owner” has the meaning set forth in Section 10(c) of Exhibit G, for the purpose of Director Indemnification Letter only.

4.	“Breach” has the meaning set forth in Section 7.1.

5.	“Board of Directors” means the Company’s Board of Directors.

6.	“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Hong Kong or Beijing are authorized or required to be closed for the conduct of regular banking business.

7.	“Business Plan” has the meaning set forth in Section 29 of Schedule 4.

8.	“Change in Control” has the meaning set forth in Section 10(c) of Exhibit G, for the purpose of Director Indemnification Letter only.

9.	“Commitment Period” has the meaning ascribed to it in Section 1 of Exhibit E.

10.	“Common Share” means Common Share of par value US$0.001 in the capital of the Company.

11.	“Company” means Xueersi International Education Group, an exempted company duly incorporated with limited liability and validly existing under the Laws of the Cayman Islands.

12.	“Company Branches” mean those branches indirectly controlled by the Company, as listed on Schedule 2A.

13.	“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

14.	“Company Law” means the Companies Law (as amended) of the Cayman Islands.

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15.	“Confidential Information” has the meaning ascribed to it in Section 8 of Exhibit E.

16.	“Confidential Information Agreements” has the meaning ascribed to it in Section 21 of Schedule 4.

17.	“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.

18.	“Control” or “control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” (and their lower-case counterparts) have meanings correlative to the foregoing.

19.	“Convertible Securities” means, with respect to any specified Person, securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

20.	“Director” or “Directors” means a member or the members of the Board of Directors.

21.	“Disclosing Party” has the meaning ascribed to it in Section 8.2(c).

22.	“Disclosure Schedule” has the meaning ascribed to it in Section 4.

23.	“Domestic Companies” means Beijing Xueersi Education Technology Co., Ltd. () (“Xueersi Education”) and Beijing Xueersi Network Technology Co., Ltd. (), companies organized and existing under the laws of the PRC.

24.	“Employee Benefit Plans” has the meaning ascribed to it in Section 16.7 of Schedule 4.

25.	“Employment Agreement” has the meaning ascribed to it in Section 2.16.

26.	“Establishment Documents” has the meaning ascribed to it in Section 22.2 of Schedule 4.

27.	“Exchange Act” has the meaning ascribed it in Section 8(a) of Exhibit G, for the purpose of Director Indemnification Letter only.

28.	“Exclusivity Period” has the meaning ascribed to it in Section 6.3.

29.	“Execution Date” shall mean the date of this Agreement.

30.	“Financial Statements” shall mean the consolidated balance sheet, income statement and statement of cash flows, prepared in accordance with the PRC GAAP and applied on a

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consistent basis throughout the periods indicated.
31.	“fines” has the meaning set forth in Section 10(b) of Exhibit G, for the purpose of Director Indemnification Letter only.

32.	“Foreigner Employment Certificate” shall mean the certificate to be applied with and issued by the human resource and social security department, only by virtue of which, the foreigners is permitted to work with the entities in the PRC.

33.	“Founders” or “Founder” includes ZHANG Bangxin (a PRC citizen with ID Card No. 3211 8219 8010 0129 13), CAO Yundong (a PRC citizen with ID Card No. 3728 3119 7910 2056 18), LIU Yachao (a PRC citizen with ID Card No. 2111 0319 8110 1521 38) and BAI Yunfeng (a PRC citizen with ID Card No. 3605 2119 8109 2400 73), each a “Founder”.

34.	“Future Issuance Price” has the meaning ascribed to it in Section 6.20.

35.	“Fund” has the meaning ascribed to it in the preamble of Exhibit G, for the purpose of Director Indemnification Letter only.

36.	“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

37.	“Group Entities” means the Company, the WFOE, the Domestic Company, and any other direct or indirect Subsidiary of any Group Entity collectively, and “Group Entity” means any one of them.

38.	“GC Product or Service” has the meaning ascribed to it in Section 8.7 of Schedule 4.

39.	“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

40.	“HKIAC” has the meaning ascribed to it in Section 8.15(b).

41.	“HK Company” means TAL Group Limited incorporated and existing under the laws of Hong Kong.

42.	“Indemnifiable Loss” has the meaning set forth in Section 7.2.

43.	“Indemnitees” has the meaning set forth in Section 7.2.

44.	“Independent Legal Counsel” has the meaning set forth in Section 10(d) of Exhibit G, for the purpose of Director Indemnification Letter only.

45.	“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas,

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designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Group Entities.
46.	“IPO” means an initial public offering by the Company of its Common Shares on a public stock exchange of the United States that has been registered under the Securities Act, or in a similar public offering of Common Shares in a jurisdiction and on a recognized securities exchange outside of the United States, provided such an initial public offering in terms of price, offering proceeds and regulatory approval is reasonably equivalent to the aforesaid public offering in the United States.

47.	“Key Persons” means those individuals listed on Exhibit E-3 of this Agreement.

48.	“Knowledge” including the phrase “to the Warrantors’ knowledge” shall mean the actual knowledge after reasonable investigation of the Sellers.

49.	“KTB” means KTB CHINA OPTIMUM FUND.

50.	“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

51.	“Letter of Commitment” shall mean the Letter of Commitment and Non-competition (Sellers) as provided under Exhibit E.

52.	“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

53.	“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Group Entities, taken as a whole.

54.	“Material Agreements” has the meaning ascribed to such term in Section 10.1 of Schedule 4.

55.	“New Concept English” means an English teaching textbook and audio material published by Foreign Language Teaching and Research Press and Longman Press.

56.	“not opposed to the best interests of the Company” has the meaning set forth in Section 10(b) of Exhibit G, for the purpose of Director Indemnification Letter only.

57.	“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

58.	“OFAC” has the meaning ascribed to it in Section 18.2(a) of Schedule 4.

59.	“OFAC Sanctions” has the meaning ascribed to it in Section 18.2(a) of Schedule 4.

60.	“OFAC Sanctioned Person” has the meaning ascribed to such term is Section 18.2(b) of

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Schedule 4.
61.	“other enterprise” has the meaning set forth in the Section 10(b) of the Exhibit G, for the purpose of Director Indemnification Letter.

62.	“Party” and “Parties” has the meaning set forth in the Preamble hereof.

63.	“Period of Non-competition” has the meaning ascribed to such term in Section 4 of Exhibit E.

64.	“Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

65.	“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

66.	“PFIC” has the meaning ascribed to such term in Section 17.3 of Schedule 4.

67.	“PRC” means the Peoples’ Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

68.	“PRC GAAP” means the generally accepted accounting principles applicable in the PRC.

69.	“Purchase Price” has the meaning ascribed to it in Section 1.1.

70.	“Projections” has the meaning ascribed to it in Section 28 of Schedule 4.

71.	“Public Official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

72.	“Public Software” has the meaning ascribed to it in Section 8.7 of Schedule 4.

73.	“Purchaser” has the meaning ascribed to it in Preamble hereof.

74.	“Related Party” has the meaning ascribed to it in Section 11.4 of Schedule 4.

75.	“Related Party Transaction” means any transaction between any Group Entity on the one hand, and any Founder, or any Affiliate of any Founder on the other hand, other than transactions arising in the ordinary course of an employer/employee relationship.

76.	“Representative” has the meaning set forth in Section (1) of Exhibit H-2, for the purpose of Director Indemnification Letter only.

77.	“Reserve” or “Reservation” has the meaning ascribed to it in Section 4 of Schedule 4.

SCHEDULE 3
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78.	“Restated Articles” has the meaning ascribed to it in Section 2.6.

79.	“Restricted Securities” has the meaning ascribed to it in Section 5 of Schedule 6.

80.	“Reviewing Party” has the meaning set forth in Section 10(e) of Exhibit G, for the purpose of Director Indemnification Letter only.

81.	“RMB” means the Renminbi, the lawful currency of the PRC.

82.	“Schools” means those education and training schools indirectly controlled by the Company, as listed on Schedule 2A.

83.	“SDN List” has the meaning ascribed to such term is Section 18.2(b) of Schedule 4.

84.	“SEC” has the meaning ascribed to such term in Section 7 of Schedule 6.

85.	“Secretary” has the meaning ascribed to such term is Section 18.2(a) of Schedule 4.

86.	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or comparable Laws in jurisdictions other than the United States).

87.	“Sellers” and “Sellers” has the meaning ascribed to such terms in the Preamble.

88.	“Series A Preferred Shares” means the series A preferred shares, par value US$0.001 each of the Company, issued pursuant to the Series A Purchase Agreement.

89.	“Series A Purchase Agreement” means the share purchase agreement entered into by and among the Company, KTB and certain other parties thereto on February 12, 2009 for the issuance of series A preferred shares in the Company.

90.	“serving at the request of the Company” has meaning as set forth in Section 10(b) of Exhibit G, for the purpose of Director Indemnification Letter only.

91.	“Shares” has the meaning ascribed to it in Recitals.

92.	“Shareholders” means a holder of Shares from time to time or its lawful successor.

93.	“Shareholders’ Agreement” means the agreement proposed to be entered into among the Company, the Sellers, the Purchaser and certain other parties thereto, in the form of Exhibit C attached to this Agreement.

94.	“Share Purchase Agreement” the agreement proposed to be entered into among the Company, the Sellers, the Purchaser and certain other parties thereto concerning the purchase of certain Common Shares of the Company by the Purchaser from the Sellers.

95.	“Share Plan” has the meaning ascribed to it in Section 6.2(a). “Seller” and “Sellers” shall mean each of the Persons listed in Schedule 1A.

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96.	“Statement Date” has the meaning ascribed to it in Section 14.1 of Schedule 4.

97.	“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with International Financial Reporting Standards or U.S. GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Entities.

98.	“Subsidiary Companies” mean those companies indirectly controlled by the Company, as listed on Schedule 2A.

99.	“Tiger” means Tiger Global Five China Holdings, a company organized under the laws of Mauritius, and its Affiliates or any of its (or their) successor(s).

100.	“Training Centres” means the teaching centres operated by the Schools that are engaging in education and training activities in the PRC.

101.	“Termination Date” has the meaning ascribed to it Section 8.21(b).

102.	“Transaction Documents” means this Agreement, the Shareholders’ Agreement and any other agreements, instruments or documents entered into in connection with this Agreement.

103.	“Transaction Terms” has the meaning ascribed to it in Section 8.2(a).

104.	“United States Person” has the meaning ascribed to such term is Section 18.2(c) of Schedule 4.

105.	“Unrepresented Party” has the meaning set forth in Section (1) of Exhibit H-2, for the purpose of Management Rights Letter only.

106.	“US$” means the United States dollar, the lawful currency of the United States of America.

107.	“Warrantors” means each of the Founders and the Sellers, the Company, the HK Company, the WFOE, each of the Domestic Companies, and “Warrantor” means any one of them.

108.	“WFOE” means TAL Education Technology (Beijing) Co., Ltd. (), a wholly foreign-owned enterprise established and existing under the laws of the PRC.

109.	“Xueersi Education” means Beijing Xueersi Education Technology Co., Ltd. (), a company established and existing under the laws of the PRC.

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110.	“Xueersi Technology” means Beijing Xueersi Education Technology Co., Ltd. (), a company established and existing under the laws of the PRC.

SCHEDULE 3
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SCHEDULE 4
REPRESENTATIONS AND WARRANTIES OF
THE WARRANTORS

1.	Organization, Good Standing, Corporate Power and Qualification.
Each Group Entity is a corporation duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Each Group Entity is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.	Capitalization of the Company.
The authorized capital of the Company consists, immediately prior to the Closing, of:

2.1	195,000,000 Common Shares, of which 120,000,000 shares are issued and outstanding, immediately prior to the Closing. All of the outstanding Common Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable securities laws.

2.2	5,000,000 Series A Preferred Shares, of which 5,000,000 shares have been designated Series A Preferred Shares, all of which have been issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A Preferred Shares are as stated in the Restated Articles and as provided by the Company Law.

2.3	The Company has not reserved any Common Shares, any class of preferred shares or equity securities of any kind for issuance to officers, directors, employees and consultants of the Company under any equity incentive plan, stock option plan or other similar plan.

2.4	Schedule 7 sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Shares, including, with respect to restricted Common Shares, vesting schedule and repurchase price; (ii) issued and granted stock options; (iii) stock options not yet issued but reserved for issuance, including vesting schedule and exercise price; (iv) each Series A Preferred Shares; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Series A Preferred Shares issued under the Series A Purchase Agreement dated February 12, 2009, (B) the rights provided in the Shareholders’ Agreement, and (C) the rights described in Section 6.6 of the Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Common Share or Series A Preferred Share, or any securities convertible into or exchangeable for Common Share or Series A Preferred Share. The Company’s issued and outstanding Common Shares held by the Sellers and all the

0

Company’s underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than 180 days following the Company’s IPO pursuant to a registration statement filed with the SEC under the Securities Act.

2.5	The Company is the sole legal and beneficial owner of one hundred percent (100%) of shares of the HK Company.

2.6	The HK Company is the sole legal and beneficial owner of one hundred percent (100%) of the equity of the WFOE.

2.7	The Sellers are the sole legal and beneficial owner(s) of the Common Shares of the Company.

2.8	Section 2.7 of the Disclosure Schedule sets forth the capitalization and equity holders of the Domestic Companies, including all issued and outstanding equity capital of the Domestic Companies. There are no outstanding options, warrants, rights (including conversion or, preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire any equity interest or share capital, or any securities convertible into or exchangeable for an equity interest or share capital, of the Domestic Companies.

3.	Subsidiaries.
Except as set forth in Section 3 of the Disclosure Schedule, the Company and each Group Entity do not currently own or control, directly or indirectly, any interest in any other company, corporation, partnership, trust, joint venture, association, or other business entity. Neither the Company nor any Group Entity is a participant in any joint venture, partnership or similar arrangement.

4.	Authorization.
All corporate action required to be taken by the relevant Group Entity’s board of directors and shareholders in order to authorize each respective Group Entity to enter into the Transaction Documents to which such Group Entity is a party, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the relevant Group Entity necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of such Group Entity under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. All action on the part of the officers of the relevant Group Entity necessary for the performance of all obligations of such Group Entity under the Transaction Documents to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by the relevant Group Entity, shall constitute valid and legally binding obligations of the relevant Group Entity, enforceable against such Group Entity in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general

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application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders’ Agreement and the Indemnification Agreement may be limited by applicable securities laws. The sale of the Shares or is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve,” “reservation” or similar words with respect to a specified number of Common Shares or Series A Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Restated Articles or otherwise.

5.	Title to Shares.
5.1	Except for the restrictions on transfer contained in the Agreement and listed on Section 12.5(3) and Section 12.5(4) in the Shareholders’ Agreement, all of the Common Shares owned and held by each Seller and listed opposite such Seller’s name on Schedule 1 hereto have been duly authorized, are validly issued and outstanding, are fully paid non-assessable, and are owned by such Sellers, free and clear of any lien, claim, restriction upon transfer (other than pursuant to applicable securities laws), option, charge, security interest or other encumbrance.

5.2	Upon delivery by each Seller or the Company of the certificates representing the Common Shares owned and held by such Sellers and listed opposite such Seller’s name on Schedule 1 hereto pursuant to this Agreement, and assuming the Purchaser acquires such Shares without knowledge of any adverse claim thereto, the Purchaser will acquire good valid title to the Shares, free and clear of any Lien.

5.3	The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders’ Agreement, applicable securities laws and liens or encumbrances created by or imposed by the Purchaser. Subject in part to the accuracy of the representations of the Purchaser in Schedule 6 of this Agreement, the Shares will be issued in compliance with all applicable securities laws.

5.4	All presently outstanding Common Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

6.	Governmental Consents and Filings.

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No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement, Shareholder’s Agreement or the offer or sale of the Shares.

7.	Litigation.
Save as set out in the Section 7 of the Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Warrantors’ knowledge, currently threatened (i) against any Group Entity or any officer, director or employee of any Group Entity that would either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) to the Warrantors’ knowledge, that questions the validity of the Transaction Documents or the right of any Group Entity to enter into them, or to consummate the transactions contemplated by the Transaction Documents. None of the Group Entities, its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by any Group Entity pending or which any Group Entity intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any of the Group Entity’s employees, their services provided in connection with Group Entity’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

8.	Intellectual Property.
8.1	Each Group Entity owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Warrantors’ knowledge, all patents and patent rights, as are necessary to the conduct of such Group Entity’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. Section 8.1 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by each Group Entity, whether registered or not, and a complete and accurate list of all licenses granted by such Group Entity to any third party with respect to any Intellectual Property. No product or service marketed or sold (or proposed to be marketed or sold) by any Group Entity violates or will violate any license or infringe any intellectual property rights of any other party.
8.2	No Group Entity has received any communications alleging that any Group Entity has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Except as set forth in Section 8.2.1 of the Disclosure Schedule, each Group Entity has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic

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devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Entity’s business. To the Warrantors’ knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Entity. Each employee has assigned to the Group Entities all intellectual property rights he or she owns that are related to the Group Entities’ business as now conducted. Section 8.2.2 of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names of each Group Entity.

8.3	Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the foregoing, nor is any Group Entity bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

8.4	No proceedings or claims, in which any Group Entity alleges that any person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Entity.

8.5	None of the employees of any Group Entity or the Sellers is obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Entities, or that would conflict with the business of any Group Entity as presently conducted. To the knowledge of the Warrantors, it will not be necessary to utilize in the course of any Group Entity’s business operations any inventions of any of the employees of any Group Entity made prior to their employment by the such Group Entity, except for inventions that have been validly and properly assigned or licensed to such Group Entity as of the date hereof.

8.6	Each Group Entity has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.

8.7	To the best knowledge of the Warrantors, no Public Software (as defined below) forms substantial part of any product or service provided by any Group Entity (“GC Product or Service”), and no Public Software was or is used in connection with the development of any GC Product or Service or is incorporated into, in substantial part, or has been distributed with, in substantial part, any GC Product or Service. As used in this Section 8.7, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for

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the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

9.	Compliance with Other Instruments.
9.1	The Group Entities and the Sellers are not in violation or default (i) of any provisions of its Memorandum of Association (if any), Articles of Association or any other applicable constitutional document, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any provision of statute, rule or regulation applicable to such Group Entity, the violation of which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of any Group Entity or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Entity, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2	Penalties and Fines.

Except as disclosed in Section 9.2 of the Disclosure Schedule, there are no penalties and fines of whatsoever nature that has ever been imposed on the any of the Group Entity.

10.	Agreements; Actions.
10.1	Save for the agreements set out in Section 10.1 of the Disclosure Schedule (the “Material Agreements”) and the Transaction Documents, there are no other agreements, understandings, instruments, contracts or proposed transactions to which any Group Entity is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, any Group Entity in excess of US$100,000 per annum or in excess of US$100,000 in the aggregate, (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from any Group Entity, other than from or to another Group Entity or from a Founder to a Group Entity, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect any Group Entity’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by any Group Entity with respect to infringements of proprietary rights. All the Material Agreements are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the

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relevant Group Entity, and to the knowledge of the Warrantors’, by all the other parties thereto. There are to the knowledge of the Warrantors’, no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Agreements which would have a Material Adverse Effect and no notice of termination or of intention to terminate has been received in respect of any Material Agreement.

10.2	Save as set out in Section 10.2 of the Disclosure Schedule, the Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its share capital, and no Group Entity has (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$100,000 or in excess of US$100,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses and trade receivables in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business or otherwise envisaged in this Agreement. For the purposes of Sections 10.1 and 10.2 of this Schedule 4 all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

10.3	No Group Entity is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Entity.

10.4	Save as set out in Section 10.4 of the Disclosure Schedule or in connection with this Agreement and the other Transaction Documents, no Group Entity has engaged in the past three (3) months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of such Group Entity’s assets, or (ii) any merger, consolidation or other business combination transaction of such Group Entity with or into another corporation, entity or person.

11.	Conflict of Interest and Related Party Transactions.
11.1	Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of the Company’s share capital in accordance with applicable law, and the issuance of options to purchase the Company’s Common Shares, in each instance, disclosed in Section 11.1 of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between any Group Entity and any of its officers, directors, consultants or employees, or any Affiliate thereof, respectively.

11.2	No Group Entity is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective immediate family members or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Group Entities’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Entity or,

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(ii) to the Warrantors’ knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which any Group Entity has a business relationship, or any firm or corporation which competes with any Group Entity except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Entity. To the Warrantors’ knowledge, none of the Group Entities’ employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with any Group Entity. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Entities’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors.

11.3	Except for the Group Entities and the entities set forth in Section 11.3 of Disclosure Schedule, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any Founder owns or controls, directly or indirectly, 10% or more of the outstanding voting interests.

11.4	Except as disclosed in Section 11.4 of the Disclosure Schedule, no employee, officer, or director of any Group Entity (“Related Party”) or member of such Related Party’s immediate family, or any corporation, limited liability company, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, loans, or extend or guarantee credit) to any of them. To the Company’s knowledge and except as provided in Section 11.4 of the Disclosure Schedule, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company. Except as provide in Section 11.4 of the Disclosure Schedule, no Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company.

12.	Rights of Registration and Voting Rights.
Except as provided in the Shareholders’ Agreement, no Group Entity is under any obligation to register under the Securities Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Warrantors’ knowledge, except as contemplated in the Shareholders’ Agreement, no shareholder of any Group Entity has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in the Transaction Documents, no Founder is a party to or has any knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Entity.

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13.	Absence of Liens.
Except as provided in Section 13 of the Disclosure Schedule, the property and assets owned by the Group Entities are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Group Entities’ ownership or use of such property or assets. With respect to the property and assets it leases, each Group Entity is in compliance with such leases and, to the Warrantors’ knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

14.	Financial Statements.
14.1	The Domestic Companies have delivered to the Purchaser its unaudited Financial Statements as of December 31, 2008 and for the fiscal year ended December 31, 2008 and its unaudited Financial Statements as of June 30, 2009 and for the six-month period ended June 30, 2009 (the “Statement Date”). The unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Domestic Companies and Schools as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Domestic Companies and the Schools has no material liabilities or obligations, contingent or otherwise, as of the Statement Date, other than (i) liabilities incurred in the ordinary course of business subsequent to the Statement Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Domestic Companies and the Schools maintain and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

14.2	The Company and each Group Entity has filed (or has had filed on its behalf), will timely file or will cause to be timely filed, or has timely filed for an extension of the time to file all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects except to the extent that a reserve has been reflected on the Financial Statements in accordance with the applicable accounting principles. The Company and each Group Entity has paid all taxes and other assessments due, except those contested by it in good faith that are listed in Section 14.2 of the Disclosure Schedule and except to the extent that a reserve has been reflected on the Financial Statements in accordance with the applicable accounting principles. The provision for taxes of the Company and the Group Entities as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. Neither the Company nor any Group Entity has made any elections pursuant to the United States Internal Revenue Code of 1986, as amended (the “Code”) or pursuant to the applicable tax laws of any jurisdiction other than the United States (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material adverse

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effect on the Company’s consolidated financial condition, business as presently conducted or proposed to be conducted or any of its properties or material assets. Neither the Company nor any Group Entity has had any tax deficiency assessed, or to the knowledge of the Company or the Founder, proposed against it or has executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge that remains in effect. Neither the Company’s nor any Group Entity’s tax returns, federal, state or otherwise, have been audited by any relevant governmental authority. Since the Financial Statement Date, neither the Company nor any Group Entity has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to their businesses, properties and operations for such period. The Group Entities have withheld or collected from each payment made to each of their employees, the amount of any taxes required to be withheld or collected therefrom, and have timely paid (or has had timely paid on its behalf) the same to the proper tax receiving officers or authorized depositories.

15.	Changes.
Since the Statement Date, except as set forth in Section 15 of the Disclosure Schedule or as contemplated by this Agreement or the Transaction Documents, there has not been:
(a)	any change in the assets, liabilities, financial condition or operating results of any Group Entity from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on a Group Entity;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on a Group Entity;

(c)	any waiver or compromise by any Group Entity of a valuable right or of a material debt owed to it;

(d)	any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Entity, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)	any material change to a material contract or agreement by which any Group Entity or any of its assets is bound or subject;

(f)	any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g)	any resignation or termination of employment of any officer or employee of any Group Entity that might affect the continuity of business operation of the relevant Group Entity;

(h)	any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Entity, with respect to any of its material properties or assets, except liens

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for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Company’s ownership or use of such property or assets;

(i)	any dividend, loans or guarantees made by any Group Entity to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)	any declaration, setting aside or payment or other distribution in respect of any Group Entity’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by any Group Entity;

(k)	any sale, assignment or transfer of any Group Entity Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)	receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Entity;

(m)	to the Warrantors’ knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)	any arrangement or commitment by the Company to do any of the things described in this Section 15.

16.	Employee Matters.
16.1	Section 16.1 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of any Group Entity who received compensation in excess of US$100,000 for the past tweleve (12) months.

16.2	To the Warrantors’ knowledge, no employee of any Group Entity is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Entities or that would conflict with the Group Entities’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Group Entities, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Warrantors’ knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

16.3	No Group Entity is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct

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compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Group Entity has complied in all material respects with all applicable laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, and the payment and withholding of taxes and other sums as required by law except where noncompliance with any applicable law would not result in a Material Adverse Effect. Each Group Entity has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of such Group Entity and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

16.4	To the Warrantors’ knowledge, no employee who is crucial for the business operation of the Company Entities intends to terminate employment with any Group Entity or is otherwise likely to become unavailable to continue as a employee, nor does any Group Entity have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 16.4 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 16.4 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

16.5	The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.

16.6	Each former employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

16.7	Save as set out in Section 16.7 of the Disclosure Schedule, each Group Entity has completed its social security registration with the relevant labor bureau in the PRC, and has duly performed its legal obligations in all material aspects to make social security (including basic pension, basic medical insurance, unemployment insurance, work-related injury insurance and maternity insurance) and housing fund contributions (the “Employee Benefit Plans”) for its employees in full and on a timely basis as required by applicable laws.

16.8	No Group Entity is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Warrantors’ knowledge, has sought to represent any of the employees, representatives or agents of any Group Entity. There is no strike or other labor dispute involving any Group Entity pending, or to the Warrantors’ knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

16.9	To the Warrantors’ knowledge, none of the Sellers or directors of any Group Entity during

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the previous four (4) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any state insolvency laws or the appointment of manager, a receiver or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

17.	Tax Matters.
17.1	The provisions for taxes as shown on the balance sheet included in the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Group Entities as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. Except as set forth in Section 17 of the Disclosure Schedule, there have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority. Except as set forth in Section 17 of the Disclosure Schedule, each Group Entity has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each Group Entity has paid all taxes that have become due, or have reflected such taxes in accordance with US GAAP (or another international recognized accounting standard acceptable to the Board of Directors including the approval of Series A Director) as a reserve for taxes on the Financial Statements. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

17.2	Immediately after the Closing, the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the shares held by the Purchaser.

17.3	The Company has never been, and, to the best of its knowledge after consultation with its tax advisors, will not be with respect to its taxable year during which the Closing occurs, a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. The Company shall use its best efforts to avoid being a PFIC.

17.4	The Company hereby represents, warrants and acknowledges that (i) it has no plan to (and it has not engaged in any transactions to) complete the direct or indirect acquisition of substantially all of the properties held directly or indirectly by a domestic corporation or substantially all of the properties constituting a trade or business of a domestic partnership, (ii) it is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

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17.5	No shareholder of any member of a Group Entity, solely by virtue of its status as shareholder of such Group Entity, have personal liability under local law for the debts and claims of such Group Entity. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Group Entities.

18.	OFAC Compliance.
18.1	Neither the Company nor any Group Entity or, to the Company’s knowledge, any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any Group Entity is an OFAC Sanctioned Person (as defined below). The Group Entities and, to the Company’s knowledge, their directors, administrators, officers, administrators, board of directors (supervisory and management) members or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable United States and PRC anti-money laundering laws and regulations. None of (i) the purchase and sale of the Shares, (ii) the execution, delivery and performance of this Agreement or any of the documents in Exhibits attached hereto, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including without limitation the Shareholder, of any of the OFAC Sanctions or of any anti-money laundering laws of the United States, the PRC or any other jurisdiction.

18.2	For the purposes of this Section 18:
(a)	“OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(b)	“OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at ww.treas.gov/offices/enforcement/ofac/sdn.

(c)	“United States Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

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19.	Foreign Corrupt Practices Act.
None of the Company or any Group Entity or, to the Company’s or the Sellers’ knowledge, any of their directors, administrators, officers, board of directors (supervisory and management) members or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company or any Group Entity to obtain or retain business for, or direct business to the Company or any Group Entity, as applicable. None of the Company, any Group Entity or any of their directors, administrators, officers, board of directors (supervisory and management) members or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

20.	Insurance.
Section 20 of the Disclosure Schedule provides a complete list of each Group Entity’s insurance policies currently in effect. No Group Entity has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any such Group Entity’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance.

21.	Confidential Information and Invention Assignment Agreements.
Each current and former employee, consultant and officer of the Company or any Group Entity has executed an agreement with the Company or such Group Entity regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchaser (the “Confidential Information Agreements”). No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. The Company and any Group Entity are not aware that any of the employees is in violation thereof.

22.	Governmental and Other Permits.
Save as set out in Section 16.7 of the Disclosure Schedule, each Group Entity has all franchises, governmental permits, licenses and any similar authority necessary for the

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conduct of its business. No Group Entity is in default in any material respect under any of such franchises, governmental permits, licenses or other similar authority.

22.1	The Domestic Companies have applied and obtained all requisite licenses, clearance and permits required under PRC Laws as necessary for the conduct of its businesses, and the Domestic Companies have complied in all material respects with all PRC Laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the PRC State Administration of Foreign Exchange and any other relevant authorities, and all such permits are validly subsisting.

22.2	The registered capital of the Domestic Companies and the WFOE has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license (hereinafter referred to as the “Establishment Documents”) and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment.

22.3	The Establishment Documents of the Domestic Companies and the WFOE have been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable.

22.4	The business scope specified in the Establishment Documents of the Domestic Companies comply with the requirements of all relevant PRC Laws. The operation and conduct of the business by and the term of operation of the Domestic Companies in accordance with the Establishment Documents is in compliance with the Laws of the PRC.

22.5	The Domestic Companies and the Schools have passed its annual inspection by the relevant governmental authorities for their operation in its last three years (where applicable), and the relevant administration for industry and commerce has affixed an annual inspection chop on its business license.

22.6	The Disclosure Schedule sets out full and accurate details of all loan agreements entered into between any one Group Entity regarding any inter-company loan, shareholders loan or foreign exchange loan obtained by them. Such loan agreements have been duly registered in accordance with the laws of the PRC (where necessary) and all such registrations are validly subsisting under the laws of the PRC.

23.	Corporate Documents.
The Memorandum and Articles of Association, and all other constitutional documents (or analogous constitutional documents) of each Group Entity made after the closing of the previous financing of the Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

24.	Liabilities.

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Except as set forth in Section 24 of the Disclosure Schedule or arising under the instruments set forth in Section 10 of the Disclosure Schedule, the Domestic Companies and the WFOE have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$20,000 in the aggregate.

25.	Compliance with Laws.
25.1	Except as set forth in Section 25.1 of the Disclosure Schedule, each Group Entity is in material compliance with all applicable laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties;

25.2	Except as set forth in Section 25.2 of the Disclosure Schedule, no event has occurred and no circumstance exists that to the Warrantors’ knowledge (i) may constitute or result in a violation by any Group Entity, or a failure on the part of any Group Entity to comply with any law, or (ii) may give rise to any obligation on the part of any Group Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by a Group Entity that, individually or in the aggregate, would not result in any Material Adverse Effect;

25.3	No Group Entity has received any written notice from any Governmental Authority regarding (i) any actual, alleged or likely material violation of, or material failure to comply with, any law, or (ii) any actual, alleged or likely material obligation on the part of any Group Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

25.4	No Group Entity, nor any director, agent, employee or any other person acting for or on behalf of any Group Entity, has directly or indirectly (i) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any public official or otherwise (A) to obtain favorable treatment in securing business for a Group Entity, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Entity, in each case which would have been in violation of any applicable law or (ii) established or maintained any fund or assets in which any Group Entity shall have proprietary rights that have not been recorded in the books and records of a Group Entity.

26.	Environmental and Safety Laws.
To the knowledge of the Company, no Group Entity is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, except where such failure would not have a material adverse effect on such Group Entity’s business or properties, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

27.	Manufacture, Marketing and Development Rights.

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No Group Entity has granted rights to manufacture, produce, assemble, license, market, or sell its respective products or services to any other person and is not bound by any agreement that affects any Group Entity’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its respective products or services.

28.	Disclosure; Projections.
The Company and the Sellers has made available to the Purchaser all the information reasonably available to the Company that the Purchaser have requested for deciding whether to acquire the Shares, including certain of financial projections with respect to the Company (the “Projections”), each of which were prepared in good faith. To the Warrantors’ knowledge, no representation or warranty of any Warrantor contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

29.	Business Plan and Budget.
The Company has delivered to the Purchaser on or before the Closing a business plan and budget for the twelve (12) months following the Closing (the “Business Plan”). Such Business Plan was prepared in good faith based upon assumptions and projections which the Sellers believe are reasonable and not materially misleading.

30.	Entire Business.
The Company was formed solely to acquire and hold equity interest in the Group Entities, and since its formation has not engaged in any business and has not incurred any material liability in the course of its business of acquiring and holding its equity interest in the Group Entities. The Group Entities are engaged solely in the principal businesses disclosed to the Purchaser and have no other activities.
31.	SAFE Requirements.The Sellers and all other shareholders of the Company who are deemed PRC domestic residents have completed the overseas investment foreign exchange registration procedures as required by the State Administration on Foreign Exchange with regard to the capitalization of the Group Entities.

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SCHEDULE 6
REPRESENTATIONS AND WARRANTIES OF
THE PURCHASER

1.	Authorization.

Such Purchaser has full power, authority and legal capacity to enter into, deliver and perform the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable securities laws.

2.	Compliance with other Instruments.

The execution, delivery and performance by the Purchaser of the Transaction Documents does not and will not contravene, breach or violate the terms of any agreement, document or instrument to which such Purchaser is a party or by which any of such Purchaser’s assets or properties are bound.

3.	Disclosure of Information.

Such Purchaser has had an opportunity to discuss the Group Entities’ business, management, financial affairs and the terms and conditions of the offering of the Shares with the Group Entities’ management and has had an opportunity to review the Group Entities’ facilities. The foregoing, however, does not limit or modify the representations and warranties of the Warrantor in Schedule 4 of this Agreement, or the right of the Purchaser to rely thereon save as set forth in the Disclosure Schedule.

4.	Purchase Entirely for Own Account.

This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to

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any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.]

5.	Restricted Securities.

The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “Restricted Securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale except as set forth in the Shareholders’ Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser understands that this offering is not intended to be part of the public offering, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act.

6.	No Public Market.

The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

7.	Accredited Investor.

The Purchaser is an accredited investor as defined in the Securities and Exchange Commission (“SEC”) Rule 501(a) of Regulation D, as presently in effect, under the Securities Act.

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SCHEDULE 7
CAPITALIZATION TABLE

			Shareholding
	Shareholder	No. of Shares	Percentage
Pre-Closing	BRIGHT UNISON LIMITED	67,800,000	54.240%
	CENTRAL GLORY INVESTMENTS LIMITED	31,200,000	24.960%
	PERFECT WISDOM INTERNATIONAL LIMITED	12,000,000	9.600%
	EXCELLENT NEW LIMITED	9,000,000	7.200%
	KTB/UCI China Ventures II Limited	5,000,000	4.000%
	Number of Shares	125,000,000	100.000%

Post-Closing	BRIGHT UNISON LIMITED	62,800,000	50.240%
	CENTRAL GLORY INVESTMENTS LIMITED	21,112,500	16.890%
	PERFECT WISDOM INTERNATIONAL LIMITED	8,125,000	6.500%
	EXCELLENT NEW LIMITED	6,087,500	4.870%
	Tiger Global Five China Holdings	21,875,000	17.500%
	KTB/UCI China Ventures II Limited	5,000,000	4.000%
	Number of Shares	125,000,000	100.000%

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SCHEDULE 8
NOTICES

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